UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2011
RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	1-12619 (Commission File Number)	43-1766315 (IRS Employer Identification No.)

800 Market Street, Suite 2900 Saint Louis, MO	63101
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 314-877-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 8, 2011, Ralcorp Holdings, Inc., Ralcorp Frozen Bakery Products, Inc. (“Purchaser”), and Sara Lee Corporation (“Seller”) entered into a definitive agreement (the “Agreement”). The Agreement provides that Purchaser will acquire all of the securities of the North American private brand refrigerated dough business of Sara Lee Corporation for approximately $545.0 million in cash.
The Agreement contains customary representations, warranties and covenants made by the parties, including, among others, covenants (i) to conduct their respective businesses in the ordinary course consistent with past practice during the interim period between the execution of the Agreement and consummation of the transactions contemplated by the Agreement, (ii) not to engage in certain kinds of transactions during such period and (iii) to use commercially reasonable efforts to consummate the transactions contemplated by the Agreement as promptly as practicable.
Consummation of the transactions contemplated by the Agreement is subject to customary closing conditions, including the absence of certain legal impediments to the consummation of the transactions and the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
The Agreement contains certain termination rights for both Purchaser and Seller, including the right of Purchaser or Seller to terminate if the Closing shall not have occurred by March 31, 2012.
In connection with the Transaction, the parties will enter into a Transition Services Agreement pursuant to which Seller will provide certain services to the refrigerated dough business, including global information services for up to a twelve month period after the closing.
The parties expect the closing of the Transaction to occur in late 2011, subject to the receipt of regulatory approvals and the satisfaction of customary closing conditions.
The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, which is filed as Exhibit 2.1 hereto, and incorporated into this report by reference.
The Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about Ralcorp or Seller. The Agreement contains representations and warranties that the parties made to and for the benefit of the other parties as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Agreement or contained in confidential disclosure schedules. Such disclosure schedules modify, qualify or create exceptions to the representations and warranties set forth in the Agreement. Some of those representations and warranties (i) may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure schedules, (ii) may be subject to a contractual standard of materiality different from those generally applicable to security holders or (iii) may have been used for the purpose of allocating risk between the parties to the Agreement rather than establishing matters as facts. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information. Security holders are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Ralcorp or Seller. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Ralcorp’s public disclosures.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 2.1*	Securities Purchase Agreement dated August 8, 2011 by and among Ralcorp Frozen Bakery Products, Inc., Ralcorp Holdings, Inc. and Sara Lee Corporation

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RALCORP HOLDINGS, INC. (Registrant)
Date: August 12, 2011	By:	/s/ T. G. Granneman
T. G. Granneman
Corporate Vice President and Chief Accounting Officer

EXHIBIT INDEX

Number	Description
2.1	Securities Purchase Agreement dated August 8, 2011 by and among Ralcorp Frozen Bakery Products, Inc., Ralcorp Holdings, Inc. and Sara Lee Corporation